                                   EXHIBIT 99



                                                    Contact:
                                                    David Sklar
                                                    Aames Financial Corporation
                                                    (213) 210-5311
                                                            or
                                                    Jeffrey Lloyd/Steve Hawkins
                                                    Sitrick And Company
                                                    (310) 788-2850


FOR IMMEDIATE RELEASE

                 AAMES FINANCIAL CORPORATION RECEIVES ACCESS TO
                 ADDITIONAL $20 MILLION IN REVOLVING CREDIT LINE

                   Postpones Annual Meeting Because of Ongoing
                   Discussions with Potential Equity Investor


         LOS ANGELES, CALIFORNIA, DECEMBER 14, 1998 - AAMES FINANCIAL CORPORATION (NYSE:AAM), a leader in subprime home equity lending, today announced that its revolving credit line secured by its interest-only strips has been amended to permit the Company to borrow up to an additional $20 million under that line.

         Neil B. Kornswiet, Aames' president and co-chairman, said, "The Company's liquidity needs typically peak in mid-month due primarily to our obligation as the servicer of the loans we securitize to advance delinquent interest to the securitization trusts at that time. Our ability to draw upon the revolving credit line has assisted us in meeting our December obligations."

         Cary H. Thompson, Aames chief executive officer, stated, "We are acutely aware that the Company's long-term liquidity needs require a more permanent solution, and we are taking steps to address this situation. We are continuing in our discussions with a private equity fund concerning a proposal for an up to $100 million equity investment in the Company, which we believe would provide that permanent solution."

         Thompson said that the Company has not yet reached an agreement with the potential investor, and, if an agreement were reached the closing of such an investment would be subject to certain conditions beyond the Company's control. He added that no assurance could be given that an agreement will be reached and, if reached, that the transactions contemplated by the agreement would be consummated.

         Thompson added, "The Company has not yet felt the effects of the recent improvement in the global markets, and access to the credit and capital markets is still severely restrained for the subprime home equity sector."

         According to the terms of the amended revolving line of credit, new borrowings would be available for a ten-business-day-period and are secured by interest-only strips with a book value far in excess of the borrowings. The interest-only strips are subject to mark-to-market valuation or may otherwise be deemed unacceptable, in the sole discretion of the lender. The Company's ability to draw upon this line against next January's servicing obligations is dependent upon the Company's execution of a definitive agreement with the private equity fund with which the Company is currently in discussions and certain other conditions.

         The Company also announced that in the light of ongoing discussions with the potential equity investor, the Company's annual meeting that had been scheduled for December 18, 1998 would be postponed to a later to-be-announced date.

         Aames Financial Corporation is a leading home equity lender, and currently operates 95 Aames Home Loan offices serving 33 states, including the District of Columbia. Its wholly owned subsidiary, One Stop Mortgage, Inc. currently operates 41 broker offices serving 46 states, including the District of Columbia, and 17 Retail Direct offices serving 11 states.

         From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flows and capital needs; delinquencies and losses in securitization trusts; negative impact on cash flow, right to terminate mortgage servicing; changes in interest rate environment; year 2000 compliance and technological enhancement; prepayment risk; basis risk; credit risk; risk of adverse changes in the secondary market for mortgage loans; dependence on funding sources; dependence on broker network; risks involved in commercial mortgage lending; strategic alternatives; competition; concentration of operations in California; timing of loan sales; economic conditions; contingent risks; and government regulation. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in the Company's form 10-K for the fiscal year ended June 30, 1998 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors" in form 10-Q for the quarter ended September 30, 1998.

                                        6